Callfree Telecom Communications Corp.
                               1116 Neilson Street
                             Far Rockaway, NY 11691
                               Tel: (718) 868-0224
                               Fax: (917) 677-5688


                                  May 25, 2001






David T. Mittleman, Esq.
Securities and Exchange Commission
Mail Stop 4-7
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Callfree Telecom Communications Corp.
         Registration Statement on Form SB-2
         SEC File # 333-84551

Dear Mr. Mittleman:

In response to your February 7, 2001 letter and pursuant to Rule 477, Callfree Telecom Communications Corp. hereby requests withdrawal of its Registration Statement referred to above, originally filed on August 5, 1999. The reason for the withdrawal is adverse market conditions.

                                                  Very truly yours,


                                                  /s/ Stuart Radin
                                                  ------------------------
                                                  Stuart Radin, President

SLS/eg